UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2009

Spirit AeroSystems Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 25, 2009, Ulrich (Rick) Schmidt, Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc. (“Spirit”) notified Spirit of his decision to retire. His last working day at Spirit will be Friday, October 2, 2009, and he will remain an employee of Spirit through early December of 2009.

(c) Philip D. Anderson, Spirit’s Treasurer and Vice President, Investor Relations, will assume the additional role of interim Chief Financial Officer, effective October 3, 2009, pending a search for Mr. Schmidt’s replacement.

Mr. Anderson, 45, has served as Spirit’s Treasurer and Vice President, Investor Relations since November 2006. In that capacity, he is responsible for Spirit’s capital structure, cash management, insurance, pension investments, credit office and financial communications. Prior to joining Spirit, Mr. Anderson served as Director – Corporate Finance and Banking of the Boeing Company (“Boeing”), from March 2004 until October 2006, where he led capital structure strategy development and implementation, and managed credit and capital markets transactions and relationships with financial institutions and credit agencies. Prior to that, Mr. Anderson held various finance and manufacturing positions at Boeing. Mr. Anderson received his Bachelor of Arts and Master of Business Administration degrees from Wichita State University.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: August 26, 2009	/s/ Jonathan A. Greenberg

Jonathan A. Greenberg
Senior Vice President, General Counsel and Secretary